UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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BOYD GAMING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BOYD GAMING CORPORATION

2950 Industrial Road

Las Vegas, Nevada 89109

PROXY STATEMENT SUPPLEMENT

Supplement to Proxy Statement for the

Annual Meeting of Stockholders to be

held on May 12, 2005

The following information supplements and amends the Proxy Statement, dated April 12, 2005 (the “Proxy Statement”), of Boyd Gaming Corporation (the “Company”), that was filed with the Securities and Exchange Commission on April 12, 2005, in connection with the solicitation of proxies on behalf of the Company’s Board of Directors to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company. The Proxy Statement included an error which is corrected by the information included in the Summary Compensation Table below.

This Supplement should be read in conjunction with the Proxy Statement.

Executive Compensation and Other Information

The following table sets forth the cash compensation earned for services performed for the Company during the calendar years ended December 31, 2004, December 31, 2003 and December 31, 2002 by the Company’s Chief Executive Officer and each of its other four most highly compensated executive officers, who are referred to collectively as the “Named Executive Officers.”

Summary Compensation Table

						Long-Term Compensation
						Awards	Payouts
	Annual Compensation(1)					Securities Underlying Options/SARs(#)	LTIP Payouts ($)(2)		All Other Compensation ($)(3)
Name and Principal Position	Year	Salary($)		Bonus($)
William S. Boyd Chairman and Chief Executive Officer	2004 2003 2002	1,166,667 1,100,000 1,100,000	(4)	2,250,000 0 1,779,480	(9) (2)	425,000 425,000 425,000	709,000 769,450 300,000		19,131 32,880 16,168

Robert L. Boughner Vice President and Secretary of BAC and Chief Executive Officer of MDDC	2004 2003 2002	725,000 700,000 550,000	(5) (5) (5)	406,327 1,210,321 352,960	(5) (5) (5)	150,000 125,000 125,000	354,500 391,720 120,000	(5)	8,875 9,375 10,872

Donald D. Snyder (6) Past President	2004 2003 2002	600,000 550,000 550,000		336,000 110,000 308,000		0 125,000 125,000	354,500 307,780 120,000		11,335 10,247 12,982

Keith E. Smith (7) President and Chief Operating Officer	2004 2003 2002	500,000 450,000 450,000		280,000 90,000 252,000		150,000 125,000 125,000	354,500 251,820 72,000		14,223 10,003 9,490

Ellis Landau Executive Vice President and Chief Financial Officer	2004 2003 2002	450,000 400,000 400,000		252,000 180,000 224,000	(8)	100,000 100,000 100,000	354,500 223,840 72,000		10,546 9,410 9,815

(1)	The incremental cost to the Company of providing perquisites such as personal use of the Company’s corporate aircraft (which is only provided to certain senior executive officers) and a company car (which is only provided to the Chief Executive Officer), as well as other personal benefits during the indicated periods did not exceed, as to any Named Executive Officer, the lesser of $50,000 or 10% of the total salary and bonus paid to such Named Executive Officer for any such year and, accordingly, is omitted from the table.
(2)	These amounts were paid under the Company’s 2000 Executive Management Incentive Plan.
(3)	Amounts represent the Company’s Profit Sharing and 401(k) Plan contributions, payments of term life insurance premiums and medical cost reimbursement. In the year ended December 31, 2004, the Company’s Profit Sharing and 401(k) Plan contributions were $6,000 for each of Messrs. Boyd, Boughner, Snyder, Smith and Landau. In the year ended December 31, 2004, life insurance premium payments by the Company were $2,473 for each of Messrs. Boyd, Boughner, Snyder, Smith and Landau. In the year ended December 31, 2004, medical reimbursements were $10,658, $402, $2,862, $5,750 and $2,073 for Messrs. Boyd, Boughner, Snyder, Smith and Landau, respectively.
(4)	Mr. Boyd’s salary was increased from $1,100,000 to $1,200,000 effective as of May 1, 2004.
(5)	MDDC reimbursed the Company for Mr. Boughner’s base salary, annual bonus and LTIP payout for the calendar year ended December 31, 2004. MDDC reimbursed the Company for Mr. Boughner’s base salary and all of his annual bonus for the calendar year ended December 31, 2003 and for his base salary and a substantial portion of his annual bonus for the calendar year ended December 31, 2002. MDDC also reimbursed the Company for a bonus in the amount of $1.0 million paid to Mr. Boughner during 2003 relating to the opening of Borgata Hotel Casino and Spa. For more information, see the section titled “Certain Relationships and Related Transactions” in the Company’s Proxy Statement.
(6)	On March 31, 2005, Mr. Snyder retired from his position as President of the Company and resigned as a member of the Board of Directors.
(7)	On April 1, 2005, following Mr. Snyder’s retirement from his position as President, Mr. Smith became President and Chief Operating Officer of the Company. Previously, Mr. Smith served as Executive Vice President and Chief Operating Officer.
(8)	MDDC reimbursed the Company for a bonus in the amount of $100,000 paid to Mr. Landau during 2003 relating to the opening of Borgata Hotel Casino and Spa.
(9)	$2,000,000 of this amount was paid under the Company’s 2000 Executive Management Incentive Plan. A special bonus in the amount of $250,000 was approved by the Company’s Compensation and Stock Option Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements that were terminated by the Company on or before December 31, 2003. Mr. Boyd is entitled to receive a bonus in the same amount in each of 2005 and 2006.